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                                   EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors of Ferro Corporation:

We consent to incorporation by reference in the Registration Statements (File Nos. 2-61407, 33-28520, 33-45582, 333-91774 and 333-97529) on Form S-8 and in
the Registration Statements (File Nos. 33-51284, 33-63855, and 33-84332) on Form S-3 of Ferro Corporation of our report dated February 5, 2003 relating to the consolidated balance sheets of Ferro Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 Annual Report on Form 10-K of Ferro Corporation.

/s/ KPMG LLP
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KPMG LLP
Cleveland, Ohio
March 17, 2003

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